Exhibit 24.0

UNANIMOUS WRITTEN CONSENT OF THE BOARD OF DIRECTORS OF
PERNIX GROUP, INC.

TO APPROVE THE REGISTRATION AND

SALE OF COMMON SHARES

In accordance with Section 141(f) of the Delaware General Corporation Law and the charter and bylaws of Pernix Group, Inc., a Delaware corporation (the “Corporation”), the undersigned, constituting the Board of Directors of the Corporation (the “Board”), hereby adopt the following resolutions by written consent in lieu of a meeting.

WHEREAS, the Corporation is in the process or registering 9,403,697 currently outstanding shares of common stock of the Corporation on behalf of existing stockholders (“Selling Stockholder Shares”) and an additional 5,000,000 shares of newly issued common stock of the Corporation (the “Offered Shares” and together with the Selling Stockholder Shares, the “Registered Shares”), each on a post- reverse split basis;

WHEREAS, the Board finds that it is in the best interest of the Corporation to authorize the registration of the Registered Shares;

WHEREAS, the Registered Shares will be registered with the Securities and Exchange Commission (“SEC”) in a Registration Statement on Form S-1;

WHEREAS, the Selling Stockholder Shares shall be registered in a secondary offering and the Offered Shares in a primary offering; and

WHEREAS, the selling price per share of Offered Shares will be based on the anticipated fair market value of the stock as reasonably determined or approved by Nidal Z. Zayed within two years of the date of board approval and if this fixed sales price requires revision during that two year period, based on changes in the fair value of the stock, such price revision will be determined or approved by Nidal Z. Zayed.

The Board of the Corporation does hereby adopt the following resolutions:

I.  APPROVAL OF REGISTRATION AND SALE OF REGISTERED SHARES

RESOLVED,   that the Corporation be, and it hereby is, authorized to offer and sell up to 5,000,000 shares of common stock of the Corporation.

FURTHER RESOLVED, that any of Nidal Z. Zayed, President, Chief Executive Officer and acting Chief Financial Officer of the Corporation and Carol Groeber, Controller and Principal Accounting Officer, be, and each hereby is, authorized, empowered and directed, in the name of and on behalf of the Corporation, to execute and cause to be filed with the SEC a Registration Statement on Form S-1 (the “Registration Statement”), together with appropriate exhibits, financial schedules and other necessary or supporting related documents, for the purpose of registering under the Securities act of 1933, as amended (the “Act”), the proposed issuance by the Corporation of the Offered Shares and the Selling Stockholder Shares by the existing stockholders, and similarly to execute and file any and all amendments (including post-effective amendments) or supplements to such Registration Statement which, in the sole discretion of such officer or officers, appear to be necessary or appropriate, such Registration Statement and each such amendment or supplement to be in form as such officer or officers executing the same on the Corporation’s behalf, shall approve, as conclusively evidenced by his, her or their execution thereon.

FURTHER RESOLVED, that Nidal Z. Zayed will have authority to determine the fixed price of the proposed Offered Shares to be sold.

FURTHER RESOLVED, that Nidal Z. Zayed will have authority to revise the fixed sales price per share of the Offered Shares in his discretion at any time for two years after the Board’s approval of this resolution.

FURTHER RESOLVED, that any Offered Shares registered and not sold within the two year period from registration must be presented to the Board for re-approval of sale by the Board of Directors before they may be re-registered with the SEC or sold.

FURTHER RESOLVED, that Nidal Z. Zayed and any officers so designated by him (“Authorized Officer(s)”) shall be, and each hereby is, authorized, empowered and directed, in the name of an on behalf of the Corporation, to execute, file or cause to be filed any such documents, consents and other documents in furtherance of the actions pursuant to these resolutions.

FURTHER RESOLVED, that the Corporation be, and it hereby is, authorized to issue, for its lawful corporate purposes, the Offered Shares to such persons upon receipt of the consideration required for such shares, and upon such issuance, such shares shall be fully paid and non-assessable.

FURTHER RESOLVED, that the Corporation be, and it hereby is, authorized to use the proceeds received from the Offered Shares for necessary corporate purposes.

FURTHER RESOLVED, that any of the Authorized Officers are authorized, empowered and directed to cause the Corporation to pay any and all expenses and fees arising in connection with the sale of the Offered Shares, the registration of such shares under the Act and all related actions.

II.  GENERAL AUTHORITY

FURTHER RESOLVED, that all acts and deeds heretofore done or actions taken by an Authorized Officer for and on behalf of the Corporation in entering into, executing, acknowledging or attesting any arrangement, agreement, instrument or document in carrying out the terms and intentions of the foregoing recitals and resolutions and each of them are hereby in all respects ratified, approved and confirmed as if such actions had been presented to the Board for its approval prior to such actions being taken.

FURTHER RESOLVED, that the Authorized Officers of the Corporation are each hereby authorized to do and perform, or cause to be done or performed, all such acts, deeds and things and to make, execute and deliver, or cause to be made, executed and delivered, all such agreements (including amendments to the agreements referred in the foregoing resolutions), undertakings, documents, instruments or certificates in the name of and on behalf of the Corporation or otherwise as each such Authorized Officer may deem necessary or appropriate to effectuate or carry out fully the purpose and intent of the foregoing resolutions.

FURTHER RESOLVED, that whenever it is provided in any of the foregoing resolutions that any Authorized Officer of the Corporation may take any action or execute any document as such Authorized Officer may deem to be proper or in the best interests of the Corporation, the taking of such action or the execution of such document by any such Authorized Officer shall be conclusive evidence that such Authorized Officer deems such action or the execution and delivery of such document to be proper or in the best interests of the Corporation.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Written Consent as of the day written below each member’s name.

/s/ Ralph Beck	Chairman of the Board	November 16, 2011
Ralph Beck

/s/ Nidal Z. Zayed	Director and Chief Executive Officer	November 16, 2011
Nidal Z. Zayed

/s/ Max Engler	Director	November 16, 2011
Max Engler

/s/ Jeffery Adams	Director	November 16, 2011
Jeffery Adams

/s/ Trudy Clark	Director	November 16, 2011
Trudy Clark

/s/ Carl Smith	Director	November 16, 2011
Carl Smith

/s/ Ibrahim Ibrahim	Director	November 16, 2011
Ibrahim Ibrahim